Exhibit 99.1
                         MINUTES OF A SPECIAL MEETING OF

                               THE SHAREHOLDERS OF

                          INTERNATIONAL WIRELESS, INC.


     A special meeting of the Shareholders of International Wireless, Inc. was held at the corporate office at 55 Marbleridge Road, North Andover, Massachusetts on the 12th day of June at 10 o'clock A.M. pursuant to call to meeting by the directors of the Company on June 2nd, 2003, fixing said time and place.

     Michael Dewar as the Chief Operating Officer and acting President was in attendance. Jerry Gruenbaum, Esquire as corporate attorney acted as Secretary of the meeting. A quorum representing 18,552,473 issued shares out of a total of 26,994,959 issued, and 25,594,965 outstanding shares being present which represents a majority of the shares authorized to vote at such meeting.

     Mr. Dewar stated that the purpose of the meeting was to Approve the Merger Agreement executed between the Company and Scanbuy, Inc. of New York, New York, a Delaware corporation and approved by the Board of Directors on June 2nd, 2003, whereby the Company acquires 100 percent of Scanbuy in exchange for 25,594,965 newly issued Rule 144 shares, a copy of which is hereby attached and incorporated by reference.

     In addition, Mr. Dewar stated that in the event the Shareholders approve said merger in accordance with said Merger Agreement, that in order to effectuate said merger, the shareholders as the directors have done to date, needs to approve an increase in the authorized shares of the Company from the current 50,000,000 to 100,000,000.

     In addition, Mr. Dewar stated that in the event the shareholders approves said merger in accordance with said Merger Agreement as the Company's Directors have done to date, that the Company's attorney Jerry Gruenbaum will be instructed to prepare and file with the Secretary of State for the State of Delaware the Amended Articles of Incorporation to reflect said increase in the authorized shares.

     After full discussion among the Shareholders and upon motion, duly made, seconded and carried, it was:

     RESOLVED, that the Shareholders of International Wireless, Inc. the Maryland Corporation, hereby approve the Merger of one hundred percent of Scanbuy, Inc. a Delaware Corporation into International Wireless, Inc. in exchange for 25,594,965 newly issued Rule 144 Common Shares in accordance with the Merger Agreement between said parties dated and executed on May 30, 2003, a copy of which is attached and incorporated by reference and authorize the Company's transfer agent to issue said shares in accordance with said Agreement at the closing.

     RESOLVED, that the Shareholders of International Wireless, Inc. the Maryland Corporation, hereby approve an increase in the authorized number of shares for International Wireless, Inc. from 50,000,000 Common Shares to
100,000,000 and authorize Attorney Jerry Gruenbaum to file an amendment to the Company's Charter to reflect such change by deleting existing Paragraph A of Articles Sixth in its entirety and adding new Paragraph A of Articles Sixth to read as follows:

          SIXTH: Shares of Stock.

               A. The Corporation shall be authorized to issue two classes of capital stock, designated as "Common Stock" and "Preferred Stock" respectively. The Corporation shall be authorized to issue 100,000,000 shares of Common Stock, $.009 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

     There being no further business, the meeting upon motion adjourned.



                                              BY:  s/s Michael Dewar
                                                 -------------------------------
                                                 Michael Dewar, Acting President



BY:  /s/ Jerry Gruenbaum
     ---------------------------
     Jerry Gruenbaum, Secretary



(Individual shareholder's votes and signatures attached)